As filed with the Securities and Exchange Commission on December 24, 2002
Registration No. 333-98475

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abaxis, Inc.

(Exact Name of Registrant as Specified in its Charter)

California	77-0213001
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3240 Whipple Road

Union City, California 94587
(510) 675-6500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Clinton H. Severson

President and Chief Executive Officer,
Abaxis, Inc.
3240 Whipple Road
Union City, California 94587
(510) 675-6500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Andrew D. Zeif, Esq.
Edward H. Batts, Esq.
Gray Cary Ware & Freidenrich LLP
400 Hamilton Avenue
Palo Alto, California 94301-1825
(650) 833-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box:    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective Act amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
Title of Shares	Amount to	Aggregate Price	Proposed Maximum	Registration
to be Registered	be Registered(1)	Per Unit(2)	Aggregate Price(2)	Fee(3)(4)

Common Stock (no par value)	1,800,714	$3.17	$5,708,263	$525.16

(1)	Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of 1,133,829 shares issuable upon conversion of 7,370 shares of issued and outstanding Series E Convertible Preferred Stock and 641,885 shares issuable upon the exercise of warrants to purchase Common Stock and 25,000 shares of common stock. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series E Convertible Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

(2)	Estimated solely for the purpose of computing the registration fee and based on the average high and low sales prices of the Common Stock of Abaxis, Inc. as reported on the Nasdaq National Market on August 16, 2002.

(3)	Computed pursuant to Rule 457(c) based on the average high and low sale prices of the Common Stock of Abaxis, Inc. reported on the Nasdaq National Market for August 16, 2002.

(4)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, Dated December 24, 2002

PROSPECTUS

1,800,714 Shares

Abaxis, Inc.

Common Stock

        This prospectus relates to the public offering for resale, which is not being underwritten, of up to 1,800,714 shares of Abaxis, Inc. common stock by the selling shareholders of Abaxis listed on pages 13-14, each for their own accounts. The number of shares that the selling shareholders may sell includes shares of common stock that (1) they will receive if they convert their shares of Series E Preferred Stock into shares of our common stock; (2) they will receive if they exercise warrants to acquire shares of our common stock; (3) have already been issued to them; and (4) may be issued to them as a result of stock dividends, stock splits or other similar events. We will receive no part of the proceeds of any sale made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling shareholders will be borne by them individually. None of the shares offered by this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.

      Our common stock is quoted on the Nasdaq National Market under the symbol “ABAX.” On December 20, 2002, the last sale price of our common stock was $4.05.

       Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page 3.

       The shares have not been approved or disapproved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2002

Prospectus Summary
Our Business
The Shares Offered in this Prospectus
RISK FACTORS THAT MAY AFFECT OUR PERFORMANCE
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
DILUTION
ISSUANCE OF SHARES TO SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
EXHIBIT 23.1

      We have not authorized any dealer, sales person or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which such action is unlawful. The information in this prospectus is current and accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

      We are not making any representation to any purchase of the common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations. Information in this prospectus should not be considered legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

Prospectus Summary

      This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being registered in this offering, our financial statements and notes thereto incorporated by reference in this prospectus.

Our Business

      Abaxis, Inc. develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. Our primary product is a system consisting of a compact 6.9 kilogram analyzer and a series of single-use plastic discs, called reagent discs, containing all the chemicals required to perform a panel of up to 12 tests. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma using either venous or fingerstick samples. The system provides test results in less than 15 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. We currently market this system for veterinary use under the name VetScan® and VetScan HMT (VetScan DXS) and in the human medical market under the name Piccolo®. Our primary operations and all but three of our employees are in the United States. We have an overseas office in Germany with three employees. During fiscal years 2002, 2001 and 2000, approximately 86%, 85% and 82% of our revenues were from customers located in the United States, respectively, 9%, 9% and 13% were from Europe, respectively, and 5%, 6% and 5% were from Asia and Latin America, respectively.

      We offer our point-of-care blood chemistry analyzer system with a total of 22 test methods. Our repertoire of test methods includes albumin, amylase, alkaline phosphatease (ALP), alanine aminotransferase (ALT), aspartate aminotransferase (AST), calcium, chloride, creatinine, creatine kinase (CK), glucose, gamma glutamyl transferase (GGT), potassium, total bilirubin, total cholesterol, urea nitrogen (BUN), total protein, uric acid, thyroxine (T4), CO2, sodium, magnesium and phosphorous. Nineteen of these tests are marketed for both human and veterinary markets. Tests for uric acid are marketed only in the human market, and tests for T4, phosphorous and magnesium are marketed exclusively in the veterinary market. We market our reagent products by configuring these 22 test methods in panels that are designed to meet a variety of clinical diagnostic needs. We currently offer 7 multi-test reagent disc products in the human medical market and 9 multi-test reagent disc products in the veterinary market.

      VetScan and Piccolo are registered trademarks of Abaxis, Inc. Other trademarks that we may refer to in this prospectus belong to their respective owners.

      Abaxis is a California corporation formed in 1989. Our principal executive offices are located at 3240 Whipple Road, Union City, California 94587. Our telephone number is (510) 675-6500. Our website can be found at http://www.abaxis.com, but the information on our website does not constitute a part of this prospectus.

The Shares Offered in this Prospectus

      We issued shares of our Series E Preferred Stock in a private transaction that closed on March 29, 2002, April 5, 2002 and April 24, 2002 to the selling shareholders in return for which we received net proceeds of approximately $6.8 million. We also concurrently issued warrants to purchase an aggregate of 368,500 shares of our common stock to the same selling shareholders.

      We are also registering (1) shares of our common stock for resale, and (2) shares underlying a warrant to purchase our common stock at a per share exercise price of $7.00, issued to the following individual and entity on the following dates as indicated in the table below:

Date Issued	Holder	Type of Security	Amount of Shares

May 2002	Roth Capital Partners LLC	Warrant	113,385
July 2002	Mr. Per Erik Danielsen	Shares	25,000

      The warrants issued to Roth Capital Partners LLC and the shares issued to Mr. Danielsen were in return for services rendered by them as placement agents for the sale of our Series E Convertible Preferred Stock. Roth Capital Partners LLC is a registered broker-dealer and acted as our placement agent in the United States for the sale of our Series E Convertible Preferred Stock. Mr. Danielsen is the principal employee of Prospektiva Analitika, which acted as our placement agent in Europe for the sale of our Series E Convertible Preferred Stock.

RISK FACTORS THAT MAY AFFECT OUR PERFORMANCE

Risk Factors that may Affect Our Performance

      The future events that we describe in these risk factors involve risks and uncertainties, among them are risks and uncertainties related to:

•	the market acceptance of our products;

•	our continuing development of our products;

•	obtaining required Food and Drug Administration clearance and other federal, state and local government approvals;

•	the manufacture and distribution of our products on a commercial scale;

•	general market conditions; and

•	competition.

      When used in these risk factors, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “future,” and similar expressions identify forward-looking statements. Our actual results could differ materially from those that we project in the forward-looking statements as a result of factors that we have set forth throughout this document as well as factors of which we are currently not aware.

We Are Not Consistently Profitable; We Must Increase Sales Of Our Piccolo And Vetscan DXS Products To Maintain Consistent Profitability

      We recognized a net loss in two of the last twelve calendar quarters ended September 30, 2002 before accounting for non-cash charges associated with the issuance of our preferred stock. After accounting for such non-cash charges, we recognized a net loss in six of those quarters. Although we realized net income before dividends for the quarters ended June 30 and September 30, 2002 and all quarters in the fiscal year that ended March 31, 2002, there can be no assurance that we will experience profitability in the future. As of September 30, 2002, we have incurred cumulative net losses of approximately $62 million. Our ability to be consistently profitable will depend, in part, on our ability to increase our sales volumes of our VetScan DXS and Piccolo products. Increasing our sales volume of our products will depend upon our ability to:

•	continue to develop our products;

•	increase our sales and marketing activities;

•	increase our manufacturing activities; and

•	effectively compete against current and future competitors.

      We cannot assure you that we will be able to successfully increase our sales volumes of our products to achieve sustained profitability.

We Are Not Able To Predict Sales In Future Quarters And A Number Of Factors Affect Our Periodic Results

      We are not able to accurately predict our sales in future quarters. In any quarter, we derive over 50% of our revenues from three distributors who resell our products to the ultimate user. While we are better able to predict sales of our reagent discs, as we sell these discs primarily for use with analyzers that we sold in prior periods, we generally are unable to predict with much certainty sales of our analyzers, as we typically sell our analyzers to new users. Accordingly, our sales in any one quarter are not indicative of our sales in any future period. In addition, we generally operate with limited order backlog, because we ship our products shortly after we receive the orders from our customers. As a result, our product sales in any quarter are generally dependent on orders that we receive and ship in that quarter. We base our expense levels, which are to a large extent fixed, in part on our expectations as to future revenues. We may be unable to reduce our spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any such shortfall would immediately materially and adversely impact our operating results and financial condition. In addition, we have historically experienced a decrease in our sales, especially in Europe, in our second and third quarters. Accordingly, we believe that period to period comparisons of our results of operations are not necessarily meaningful.

      Our periodic operating results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including, in addition to those factors discussed elsewhere in this section:

•	new product announcements made by us or our competitors;

•	changes in our pricing structures or the pricing structures of our competitors;

•	our ability to develop, introduce and market new products on a timely basis;

•	our manufacturing capacities and our ability to increase the scale of these capacities;

•	the mix of product sales between our analyzer and our reagent disc products;

•	the amount we spend on research and development; and

•	changes in our strategy.

We Could Fail To Achieve Anticipated Revenue If The Market Does Not Accept Our Products

      Our core compact blood analyzer product differs substantially from current blood analyzers on the market. Our primary competition is from centralized laboratories that offer a greater number of tests than our products, but do so at greater cost and requiring more time. We also compete with other point-of-care analyzers that cost more, require more maintenance and offer a narrower range of tests. However, these point-of-care analyzers are generally marketed by larger companies which have greater resources for sales and marketing, in addition to a recognized brand name and established relationships.

      Historically we have marketed our VetScan analyzer to veterinarians and we have limited experience in large scale sales of our Piccolo analyzer into the human market. We continue to develop new animal blood tests that we cannot be assured will be accepted by the veterinarian market. Although we believe that our blood analyzers offer consumers many advantages, including according to our analyses substantial cost savings, in terms of the actual product and implementation of it procedurally, these advantages involve changes to current standard practices, such as using large clinical laboratories, that will require changes in both the procedures and mindset of care providers. The human medical market in particular is highly regulated, structured and often slow to change. If we are unable to convince large numbers of medical clinics, hospitals and other points-of-care of the benefits of our products, we will suffer lost sales and could fail to achieve anticipated revenue.

We May Need Additional Funding In The Future And These Funds May Not Be Available To Us

      We believe that our existing capital resources, bank and equipment financing loans and anticipated revenue from the sales of our products will be adequate to satisfy our currently planned operating and financial requirements through fiscal year 2004, although no assurances can be given. We will need additional funds, however, if we do not achieve anticipated revenues from the sale of our Piccolo and VetScan DXS products. In addition, we expect to incur substantial additional costs to support our future operations, including:

•	further commercialization of our products and development of new test methods to allow us to further penetrate the human diagnostic market and the veterinary diagnostic market;

•	our need to acquire capital equipment for our manufacturing facilities, which includes the ongoing implementation of our semi-automated manufacturing lines to provide capacity for the production of commercial volumes of our products;

•	research and design costs related to the continuing development of our current and future products; and

•	additional pre-clinical testing and clinical trials for our current and future products.

      To the extent that our existing resources and anticipated revenue from the sale of our products are insufficient to fund our activities, we will have to raise additional funds from the issuance of public or private securities. We may not be able to raise additional funding, or if we are able to, we may not be able to raise funding on acceptable terms. We may dilute then-existing shareholders if we raise additional funds by issuing new equity securities. Alternately, we may have to relinquish rights to certain of our technologies, products and/or sales territories if we are required to obtain funds through arrangements with collaborative partners. If we are unable to raise needed funds, we may be required to curtail our operations significantly. This would materially adversely affect our operating results and financial condition.

We Recently Settled a Patent Infringement Lawsuit And We Could Be the Subject of Similar Legal Action in the Future

      On March 28, 2002, Idexx Laboratories, Inc., our principal competitor in the veterinary diagnostic market, filed a complaint in the United States District Court for the District of Maine (Civil Action Docket No. 02-69-P-H) alleging that a canine heartworm test produced for us by a third party, S.A. Scientific, Inc., and sold using the Abaxis brand infringed on U.S. Patents Nos. 4,965,187 and 4,939,096 held by Idexx. In May 2002, we entered into an agreement with S.A. Scientific under which we have agreed to joint representation by counsel to defend against the legal action filed by Idexx. On December 6, 2002, the parties entered into a settlement agreement under which, among other terms, we will pay Idexx $249,500 in cash damages and we have agreed to cease the selling of the particular canine heartworm antigen test. We intend to develop and introduce another canine heartworm antigen test in the near future and there can be no assurance that Idexx will not claim infringement under the patents previously enforced against or upon other grounds. We would incur expenses in the defense of such claims and our attention could be diverted from our operations.

We Rely On Patents And Other Proprietary Information, The Loss Of Any Of Which Would Negatively Affect Our Business

      As of September 30, 2002, we have filed 25 patent applications in the United States and have been issued 23 patents. Additionally, we have filed several international patent applications covering the same subject matter as our domestic applications. The patent position of any medical device manufacturer, including Abaxis, is uncertain and may involve complex legal and factual issues. Consequently, we may not be issued any additional patents, either domestically or internationally. Furthermore, our patents may not provide significant proprietary protection because there is a chance that they will be circumvented or invalidated. We cannot be certain that we were the first creator of the inventions covered by our issued patents or pending patent applications, or that we were the first to file patent applications for these inventions, because (1) the United States Patent and Trademark Office maintains all patent applications in secrecy until it issues the patents and (2) publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. We may have to participate in interference proceedings, which are proceedings in front of the U.S. Patent and Trademark Office, to determine who will be issued a patent. These proceedings could be costly and could be decided against us.

      We also rely upon copyrights, trademarks and unpatented trade secrets. Others may independently develop substantially equivalent proprietary information and techniques that would undermine our proprietary technologies. Further, others may gain access to our trade secrets or disclose such technology. Although we require our employees, consultants and advisors to execute agreements that require that our corporate information be kept confidential and that any inventions by these individuals are property of Abaxis, there can be no assurance that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information. The unauthorized dissemination of our confidential information would negatively impact our business.

We Have Limited Marketing And Distribution Experience And Few Resources To Devote To Marketing And Distribution

      We have been marketing our VetScan System products for less than seven years in the veterinary diagnostic market, and we have less than six years in marketing the Piccolo System in the human diagnostic market. We have only begun marketing our VetScan HMT products in the veterinary diagnostic market since fiscal 2001. Accordingly, we have very limited sales, marketing and distribution experience, especially in the human diagnostic market. We cannot assure you that:

•	we will be able to establish and maintain effective distribution arrangements;

•	any distribution arrangements that we are able to establish will be successful in marketing our products; or

•	the costs associated with marketing and distributing our products will not be excessive.

      Should we fail to effectively develop our marketing and distribution efforts, our growth will be limited and our results of operations will be adversely affected.

Many of Our of Sales Force Have Been Employed by Us for Less Than One Year and We Must Effectively Train And Integrate Our Sales Team In Order To Achieve Our Anticipated Revenue

      We have thirty full-time sales personnel involved in our sales and marketing activities, many of whom have been employed by us for a limited period of time. While these individuals work with our distribution partners both domestically and internationally to extend our market reach, the primary selling activities are often done by these individuals. If we are to increase our sales, we will need to train new salespeople and supervise them closely. We also will continue hiring additional sales personnel. If we are unable to retain our existing personnel, or attract and train additional qualified personnel, our growth may be limited due to our lack of capacity to market our products.

We Need To Develop Additional Reagent Discs For The Human Diagnostic Market If We Are To Compete In That Market

      We have developed a blood analysis system that consists of a portable blood analyzer and single-use reagent discs. Each reagent disc performs a series of standard blood tests. We believe that it is necessary to develop additional series of reagent discs with various tests for use with the Piccolo and VetScan DXS. Currently, we have primarily developed reagent discs suitable for the veterinary diagnostic market. In order to be competitive in the more lucrative human diagnostic market, we need to develop additional reagent discs that include certain standard tests for which the medical community receives reimbursements from third party payors such as HMOs and Medicare. The tests that we need to develop to compete in the human diagnostic market are the lipid tests, which include HDL and triglycerides. We may not be able to develop these new reagent discs on a timely and cost effective basis. Also, we may not be able to obtain regulatory clearance for these new reagent discs. Further, even if we gain regulatory approval, we may not be able to successfully manufacture or market the reagent discs. Our failure to meet one or more of these challenges will materially adversely affect our operating results and financial condition.

We Rely On Distributors To Sell Our Products; We Rely On Sole Distributor Arrangements In A Number Of Countries

      We distribute our products primarily through distributors. As a result, we are dependent upon these distributors to sell our products and to assist us in promoting and creating a demand for our products. We have a number of distributors in the United States who distribute our VetScan DXS products, although one of these distributors, Vedco, Inc. accounted for over 30% of our revenue for the three and six months ended September 30, 2002. Two other distributors, DVM Resources and American Veterinary Supply, accounted for over 5% of total revenues for the three and six months ended September 30, 2002. We believe that our future growth depends on the efforts of these distributors. If one of our distributors, particularly Vedco, Inc., were to stop selling our products we may not be able to replace such lost revenue. We operate on a purchase order basis with Vedco, Inc., DVM Resources and American Veterinary Supply and each of these distributors is under no contractual obligation to continue carrying our products. Further, many of our distributors may carry our competitors’ products, and may promote our competitors’ products over our own products. Finally, we do not have at this time distribution partners in the United States or overseas who distribute our products for the human diagnostic market.

      We currently have exclusive distribution agreements for our VetScan DSX products in Argentina, Australia, Austria, Bahrain, China, Greece, Korea, Mexico, New Zealand, Portugal, South Africa, Spain, Switzerland, United Arab Emirates and the United Kingdom. Our distributor in each of these countries is responsible for obtaining the necessary approvals to sell our products. These distributors may not be successful in obtaining proper approvals for our products in their respective countries, and they may not be successful in marketing our products. We plan to enter into additional distribution agreements to expand our international distribution base and solidify our international presence. However, we may not be successful in entering into additional distributor agreements. Our distributors may terminate their relationship with us at any time. Historically, we have experienced a high degree of turnover among our international distributors. This high degree of turnover makes it difficult for us to establish a steady distribution network overseas. Consequently, we may not be successful in marketing our Piccolo System and VetScan DXS products internationally.

We Depend On Sole Suppliers For Several Key Components To Our Products, Many of Whom We Have Not Entered Into Contractual Relationships With.

      We use several key components that are currently available from limited or sole sources as discussed below:

•	Reagent Discs: Two injection molding manufacturers, C. Brewer & Co. and Nypro Oregon, Inc., currently make the molded plastic discs which, when loaded with reagents and welded together, form our reagent disc products. We believe that only a few manufacturers are capable of producing these discs to the narrow tolerances that we require; to date, we have only qualified these two manufacturers, with Nypro Oregon, Inc. being qualified at two separate facilities, to manufacture the molded plastic discs.

•	Reagent Chemicals: We currently depend on the following single source vendors for some of the chemicals that we use to produce the dry reagent chemistry beads that are either inserted in our reagent discs or sold as a stand-alone product: Amano Enzyme USA Co., Ltd., Biozyme Labs International Ltd., Genzyme Corporation, Kikkoman Corporation Biochemical Division, Lee Biosolutions, Inc., the Diagnostic Systems and Molecular Biochemicals divisions of F. Hoffman-La Roche, Ltd., Shinko American Inc., Sigma Aldrich Inc. and Worthington Biochemical Corporation.

•	Blood Analyzer Components: Our analyzer products use several technologically advanced components that we currently purchase from two single source vendors, PerkinElmer, Inc. and Electro-Alliance, Inc.

•	Hematology Instrument and Reagents: We currently purchase HMT instruments and reagents from MELET SCHLOESING Laboratoires (MELET) of France.

•	Canine Heartworm Antigen Test: We intend to develop and release a canine heartworm antigen test to be supplied to us by S.A. Scientific, Inc., with whom we were recently a co-defendant in patent litigation.

      We operate on a purchase order basis with all of the suppliers of our molded plastic reagent disks, reagent chemicals, and blood analyzer components and thus these suppliers are under no contractual obligation to supply us with their products or to do so at specified prices. Although we believe that there are potential alternate suppliers available for these critical components, to date we have not qualified additional vendors beyond those referenced above.

      Because we are dependent on a limited number of suppliers and manufacturers for critical components to our products, we are particularly susceptible to any interruption in the supply of these products or the viability of our assembly arrangements. The loss of any one of these suppliers or a disruption in our manufacturing arrangements could materially adversely affect our business and financial condition.

We Compete With Larger, Better Established Entities Such As Hospitals And Commercial Laboratories

      Blood analysis is a well established field in which there are a number of competitors that have substantially greater financial resources and larger, more established marketing, sales and service organizations than we do. We compete with the following organizations:

•	commercial clinical laboratories;

•	hospitals’ clinical laboratories; and

•	manufacturers of bench top multi-test blood analyzers and other testing systems that health care providers can use “on-site.”

We May Not Be Able To Compete With These Organizations Or Their Products Or With Future Organizations Or Future Products

      Historically, hospitals and commercial laboratories perform the most human medical testing, and commercial laboratories perform the most veterinary medical testing. We have identified five principal factors that customers typically use to evaluate our products and those of our competitors. These factors are:

•	range of tests offered;

•	the immediacy of results;

•	cost effectiveness;

•	ease of use; and

•	reliability of results.

      We believe that we compete effectively on each of these factors except for the range of tests offered. Clinical laboratories are effective at processing large panels of tests using skilled technicians and complex equipment. While our current offering of reagent discs cannot provide the same broad range of tests, we believe that in certain limited markets our products provide a sufficient breadth of test menus to compete successfully with clinical laboratories given the advantages of our products with respect to the other four factors. However, we cannot assure you that we will continue to be able to compete effectively on cost effectiveness, ease of use, immediacy of results or reliability of results. We also cannot assure you that we will ever be able to compete effectively solely on the basis of range of tests offered.

      Competition in the human and veterinary diagnostic markets is intense. Our principal competitors in the human blood-analyzer market are Alfa Wassermann S.P.A., Agilent Technologies, Inc., Careside, Inc., Dade Behring, Inc., Elan Diagnostics, Inc., Johnson & Johnson (including its subsidiary, Ortho-Clinical Diagnostics, Inc.) and i-STAT Corporation. Our principal competitors in the veterinary blood-analyzer market are Idexx Laboratories, Inc. and Heska Corporation. Most of our competitors have significantly greater financial and other resources than we do. In particular, many of our competitors have large sales forces and well-established distribution channels. Consequently, we must develop our distribution channels and improve our direct sales force in order to compete in these markets.

Changes In Third Party Payor Reimbursement Regulations Can Negatively Affect Our Business

      By regulating the maximum amount of reimbursement they will provide for blood testing services, third party payors, such as HMOs, pay-per-service insurance plans, Medicare and Medicaid, can indirectly affect the pricing or the relative attractiveness of our human testing products. For example, the Health Care Financing Administration sets the level of reimbursement of fees for blood testing services for Medicare beneficiaries. If third party payors decrease the reimbursement amounts for blood testing services, it may decrease the amount that physicians and hospitals are able to charge patients for such services. Consequently, we will need to charge less for our products. If the government and third party payors do not provide for adequate coverage and reimbursement levels to allow health care providers to use our products, the demand for our products will decrease.

We Are Subject To Numerous Governmental Regulations

•	Need for FDA Certification for Our Medical Device Products

      Our Piccolo products are regulated under the 1976 Medical Device Amendments to the Food, Drug and Cosmetic Act, which is administered by the Food and Drug Administration. The FDA classified our initial Piccolo products as “Class II” devices. Class II devices require us to submit to the FDA a pre-market notification form or 510(k). The FDA uses the 510(k) to substantiate product claims that are made by medical device manufacturers prior to marketing. In our 510(k) notification, we must, among other things, establish that the product we plan to market is “substantially equivalent” to (1) a product that was on the market prior to the adoption of the 1976 Medical Device Amendment or (2) to a product that the FDA has previously cleared under the 510(k) process. The FDA review process of a 510(k) notification can last anywhere from three months to over a year, and the FDA must issue a written order finding “substantial equivalence” before a company can market a medical device. To date, we have received market clearance from the FDA for our Piccolo System and 19 reagent tests that we have on five reagent discs. We are currently developing additional tests that the FDA will have to clear through the 510(k) notification procedures. These new test products are crucial for our success in the human diagnostic market. If we do not receive 510(k) clearance for a particular product, we will not be able to sell that product in the United States.

•	Need to Comply with Manufacturing Regulations

      The 1976 Medical Device Amendment also requires us to manufacture our Piccolo products in accordance with Good Manufacturing Practices guidelines. Current Good Manufacturing Practice requirements are set forth in the quality system regulation. These requirements regulate the methods used in, and the facilities and controls used for, the design, manufacture, packaging, storage, installation and servicing of our medical devices intended for human use. Our manufacturing facility is subject to periodic audits. In addition, various state regulatory agencies may regulate the manufacture of our products. For example, we have obtained a license from the State of California to manufacture our products. In September 1996, the FDA granted our manufacturing facility “in compliance” status, based on the regulations for Good Manufacturing Practices for medical devices. We are scheduled for inspection by the FDA and the State of California on a routine basis, typically once every 24 months. The most recent inspection was by the State of California in April 2001 with licensing for the new Union City facility granted in early May 2001. We cannot assure you that we will successfully pass a re- inspection by the FDA or the State of California. In addition, we cannot assure you that we can comply with all current or future government manufacturing requirements and regulations. If we are unable to comply with the regulations, or if we do not pass routine inspections, our business and results of operations will be materially adversely affected.

•	Effects of the Clinical Laboratory Improvement Amendments on Our Products

      Our Piccolo products are affected by the Clinical Laboratory Improvement Amendments of 1988. The Clinical Laboratory Improvement Amendments are intended to insure the quality and reliability of all medical testing in the United States regardless of where tests are performed. The current Clinical Laboratory Improvement Amendments divide laboratory tests into three categories: “simple,” “moderately complex” and “highly complex.” Tests performed using the Piccolo system are in the “moderately complex” category. This category requires that any location in which testing is performed be certified as a laboratory. Hence, we can only sell our Piccolo products to customers who meet the standards of a laboratory. To receive “laboratory” certification, a testing facility must be certified by the Health Care Financing Administration. After the testing facility receives a “laboratory” certification, it must then meet the Clinical Laboratory Improvement Amendments regulations. Because we can only sell our Piccolo products to testing facilities that are certified “laboratories,” the market for our products is correspondingly constrained. Consequently, the market for our Piccolo products will be confined to those testing facilities that are certified as “laboratories” and our growth will be limited accordingly.

•	We Are Subject to Various Federal, State and Local Regulations

      Federal and state regulations regarding the manufacture and sale of health care products and diagnostic devices may change. We cannot predict what impact, if any, such changes would have on our business. In addition, as we continue to sell in foreign markets, we may have to obtain additional governmental clearances in those markets. We may not be able to obtain regulatory clearances for our products in the United States or in foreign markets, and the failure to obtain these regulatory clearances will materially adversely affect our business and results of operations.

      Although we believe that we will be able to comply with all applicable regulations of the Food and Drug Administration and of the State of California, including Quality System Regulations, current regulations depend on administrative interpretations. Future interpretations made by the Food and Drug Administration, the Health Care Finance Administration or other regulatory bodies may adversely affect our business.

We Depend On Key Members Of Our Management And Scientific Staff, And We Must Retain And Recruit Qualified Individuals If We Are To Be Competitive

      We are highly dependent on the principal members of our management and scientific staff. The loss of any of these key personnel, including in particular Clinton H. Severson, our President, Chief Executive Officer and Chairman of our Board of Directors, might impede the achievement of our business objectives. Mr. Severson’s amended and restated employment agreement with us was filed with the SEC on August 14, 2001 as an exhibit to our quarterly report for the quarter ended June 30, 2001. We are not aware of any member of our executive management team who intends to retire within one year of the date of this filing. We currently do not maintain key man life insurance on any of our employees. Although historically we have been relatively successful both in retaining our current management and scientific staff and attracting and retaining skilled and experienced marketing, sales and manufacturing personnel, we may not be able to employ such personnel on acceptable terms in the future because numerous medical products and other high technology companies compete for the services of these qualified individuals.

We May Inadvertently Produce Defective Products, Which May Subject Us to Significant Warranty Liabilities or Product Liability Claims And We May Have Insufficient Product Liability Insurance

      Our business involves applying sophisticated methods to raw materials and producing defect-free medical test equipment. Although we have established procedures for quality control on both the raw materials that we receive from suppliers and our manufactured final products, these procedures may prove inadequate to detect a defect that either occurs in limited quantities or that we have not anticipated. Should we inadvertently ship defective products, we may be subject to substantial claims under our warranty policy. Further, our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing and marketing of human and veterinary medical products. We currently maintain product liability insurance. We believe that this insurance is adequate for our needs, taking into account the risks involved and cost of coverage. However, our product liability insurance may be insufficient to cover potential liabilities. In addition, in the future the coverage that we require may be unavailable on commercially reasonable terms, if at all. Even with our current insurance coverage, a mass product defect, product liability claim or recall could materially adversely affect our business or our financial condition.

Legislative Actions, Higher Insurance Cost And Potential New Accounting Pronouncements Are Likely To Cause Our General And Administrative Expenses To Increase And Impact Our Future Financial Position And Results Of Operations

      In order to comply with the newly adopted Sarbanes-Oxley Act of 2002, as well as proposed changes to listing standards by Nasdaq, and proposed accounting changes by the Securities and Exchange Commission, we may be required to increase our internal controls, hire additional personnel and utilize additional outside legal, accounting and advisory services, all of which will cause our general and administrative costs to increase. Insurers are also likely to increase premiums as a result of the high claims rates incurred over the past year, and so our premiums for our various insurance policies, including our directors’ and officers’ insurance policies, are likely to increase. Proposed changes in the accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense among others, could materially increase the expenses that we report under generally accepted accounting principles and adversely affect our operating results.

We Must Comply With Strict And Costly Environmental Regulations

      We are subject to stringent federal, state and local laws, rules, regulations and policies that govern the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. In particular, we are subject to laws, rules and regulations governing the handling and disposal of biohazardous materials used in the development and testing of our products. We handle and dispose of human and veterinary blood samples for testing (whole blood, plasma, serum) and we pay approximately $40,000 per year to comply with applicable environmental regulations. Although we believe that we have complied with applicable laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may have to incur significant costs to comply with environmental regulations if our manufacturing to commercial levels continues to increase. In addition, if a government agency determines that we have not complied with these laws, rules and regulations, we may have to pay significant fines and/or take remedial action that would be expensive.

System Failures Or Delays May Harm Our Business And Our Facilities And Manufacturing Operations Are Vulnerable To Natural Disasters And Other Unexpected Losses

      Our success depends on the efficient and uninterrupted operation of our manufacturing operations, which are co-located with our corporate headquarters in Union City, California. A failure of manufacturing operations, be it in the development and manufacturing of our VetScan or Piccolo analyzers or the reagent discs used in the analyzers could result in our inability to supply customer demand.

      We do not have a backup facility to provide redundant manufacturing capacity in the event of a system failure. Accordingly, if our Union City location experienced a system failure, or regulatory problem that temporarily shut-down our manufacturing facility, our manufacturing ability would become unavailable until we were able to bring an alternative facility online, a process which could take several weeks or even months. These manufacturing operations are also vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur. Additionally, our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

      During 2001, the western United States (and California in particular) experienced repeated episodes of diminished electrical power supply. If such episodes recur, certain of our operations or facilities may be subject to “rolling blackouts” or other unscheduled interruptions of electrical power. The prospect of such unscheduled interruptions may continue for the foreseeable future and we are unable to predict either their occurrence, duration or cessation. In addition, due to these power supply shortages, we may be subject to significantly greater power costs which may adversely affect our financial results.

Fluctuations In Foreign Exchange Rates And The Possible Lack Of Financial Stability In Foreign Countries Could Prevent Overseas Sales Growth

      Our international sales are overwhelmingly currently U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. For the limited amount of our sales denominated in local currencies, we are subject to fluctuations in exchange rates between the U.S. dollar and the particular local currency. Our operating results could also be adversely affected by the seasonality of international sales and the economic conditions of our overseas markets.

Our Stock Price Is Highly Volatile And Investing In Our Stock Involves A High Degree Of Risk

      The market price of our common stock, like the securities of many other medical products companies, fluctuates over a wide range, and will continue to be highly volatile in the future. During the past two fiscal years, our stock price traded at a high of $8.06 on April 6, 2000 and a low of $2.69 on April 5, 2001. The following factors may affect the market price of our common stock:

•	fluctuation in our operating results;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	changes in governmental regulation;

•	prospects and proposals for health care reform;

•	governmental or third party payors’ controls on prices that our customers may pay for our products;

•	developments or disputes concerning patent or our other proprietary rights;

•	public concern as to the safety of our devices or similar devices developed by our competitors; and

•	general market conditions.

      Because our stock price is so volatile, investing in our common stock is highly risky. A potential investor must be able to withstand the loss of his entire investment in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http:www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents that we incorporate by reference are:

(1) The description of our common stock contained in our Registration Statement on Form 8-A filed on December 11, 1991;

(2) Our amended Annual Report on Form 10-K/A for the fiscal year ended March 31, 2002, as filed on December 24, 2002; and

(3) Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002;

(4) Our Current Reports on Form 8-K filed on September 4, 2002 and December 11, 2002; and

(5) Our Definitive Proxy Statement on Schedule 14A for our 2002 Annual Meeting of Shareholders, as filed on September 23, 2002.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Shareholder Services

Abaxis, Inc.
3240 Whipple Road
Union City, California 94587
Telephone: (510) 675-6500

FORWARD-LOOKING INFORMATION

      This prospectus and the documents that we are incorporating by reference contain forward-looking statements. We base these statements on our current expectations, estimates and projections about our industry. Either the beliefs of our management, or the assumptions that they make, form the basis for those expectations, estimates and projections. The safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 generally protects Abaxis and the selling shareholders from liability for these statements. You can often recognize such forward-looking statements by words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions.

      These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The “Risk Factor” section starting on page three of this prospectus sets forth some of such risks and uncertainties. The documents that we have incorporated by reference in this prospectus may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those that we have discussed in the forward-looking statements. We do not undertake an obligation to publicly update any of these forward-looking statements to reflect new information or future events.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of common stock by any of the selling shareholders.

DILUTION

      None of the shares offered hereby are being sold by Abaxis. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered hereby.

ISSUANCE OF SHARES TO SELLING SHAREHOLDERS

      The shares of common stock offered under this prospectus were issued in connection with a private placement sale of an aggregate of 7,370 shares of Series E Convertible Preferred Stock and warrants to purchase an aggregate of 368,500 shares of common stock in exchange for gross cash proceeds of approximately $7.4 million. The 7,370 shares of Series E Convertible Preferred Stock may convert into 1,133,829 shares of our common stock at any time after issuance based upon an initial conversion rate determined by multiplying the number of shares of Series E Preferred Stock sold by $1,000, and dividing the resultant number by $6.50 (the original conversion price for the Series E Preferred Stock), excluding the issuance of fractional shares and adjusted to reflect any stock dividends, stock splits, stock combinations, recapitalizations or similar events. The warrants to purchase common stock issued to the purchasers of Series E Preferred Stock expire in five years and have a per share exercise price of $7.00 to purchase that number of shares of our common stock equal to the number of shares of Series E Preferred Stock purchased by the particular purchaser multiplied by 50.

      In addition, the shares of common stock offered hereby includes the following:

•	113,385 shares of common stock issuable upon exercise of a warrant issued to Roth Capital Partners LLC, the primary placement agent for the sale of our Series E Preferred Stock; and

•	25,000 shares of common stock issued to Mr. Per Erik Danielsen, in connection with services rendered by him in the sale of our Series E Preferred Stock.

      Mr. Gardner is an employee of Roth Capital Partners LLC, which is a registered broker-dealer and acted as our placement agent in the United States for the sale of our Series E Convertible Preferred Stock. Mr. Danielsen is the principal employee of Prospektiva Analitika, which acted as our placement agent in Europe for the sale of our Series E Convertible Preferred Stock. The duties of our placement agents included identifying potential qualified accredited investors, arranging for prospective investors to meet with us if so requested and coordinating closing matters associated with the purchase of our Series E Preferred Stock. All of the Series E Preferred Stock and the warrants to purchase common stock issue in connection therewith were issued through private placements in reliance of Rule 506 of the Securities Act of 1933, as amended.

SELLING SHAREHOLDER TABLE

      The table below lists, in each case as of June 30, 2002:

1. the name of each selling shareholder;

2. the number of shares of common stock each selling shareholder beneficially owns, assuming the full conversion of the Series E Preferred Stock and the exercise of all outstanding warrants to purchase our common stock held by such selling shareholder; and

3. the number of shares of common stock the selling shareholder may resell under this prospectus.

      Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based in part upon information supplied to us by the selling shareholders. Except as otherwise indicated, Abaxis believes that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

      In order to prevent dilution to the selling shareholders, these numbers may also change because of (1) stock splits, (2) stock dividends or (3) similar events involving our common stock.

      We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.

	Number of Shares			Number of Shares
	Beneficially Owned			Beneficially Owned
	Prior to the Offering		Shares to be	After the Offering
			Sold in the
Selling Shareholder	Shares	Percent(1)	Offering(2)	Shares(3)	Percent(1)

Horizon Offshore, Ltd.(4)	363,896	2.2	5,096	261,975	1.6
Liberty Nominees, Ltd.(4)	363,896	2.2	12,230	261,975	1.6
Mayfair Capital Fund, L.P.(4)	363,896	2.2	27,519	261,975	1.6
Mission Partners, L.P.(4)	363,896	2.2	57,076	261,975	1.6
Hermes Partners, L.P.(5)	265,000	1.6	132,500	—	—
Ultra Hermes Fund, Ltd.(5)	265,000	1.6	132,500	—	—
Jurika Family Trust U/A 1989(6)	211,646	1.3	203,846	7,800	*
Arthur D. Sterling and Marie E. Sterling	199,084	1.2	152,884	46,200	*
G. Tilton Gardner(7)	189,661	*	10,000	66,276	*
Prospektiva Analitika	150,000	*	150,000	—	—
Roth Capital Partners, LLC(8)	113,385	*	113,385	—	—
Belmont Park Investments(9)	101,923	*	101,923	—	—
Richard H. and Laurie Morrison Living Trust(10)	101,922	*	50,961	—	—
The Ascend Fund, L.P.(10)	101,922	*	50,961	—	—
Active Site Partners, L.P.(11)	50,961	*	50,961	—	—
Lummi Island, LLC(12)	50,961	*	50,961	—	—
Osiris Investment Partners, L.P.(13)	50,961	*	50,961	—	—
Verdipapirfondet Fondsfinans Parmasi- Bioteknologi(14)	50,961	*	50,961	—	—
California Bank & Trust, Agent for Jonathan Andron Roth IRA(15)	49,750	*	39,750	10,000	*
Oxcal Venture Fund, L.P.(16)	42,597	*	20,384	22,213	*
Fam & Co., Salin Bank & Trust Co., Indianapolis, IN(17)	40,769	*	40,769	—	—
Karl O. and Kristen Mills	40,769	*	40,769	—	—
Mundial de Inversiones, S.A.(18)	40,769	*	40,769	—	—
James R. Christensen TTEE & Jacquelyn S.
Christensen TTEE or successor TTEE for Christensen(19)	32,576	*	30,576	2,000	*
The Miller Trust, Ramon J. Miller TTEE & Joel C. Miller TTEE(20)	30,576	*	30,576	—	—
Per Eric Danielsen	25,000	*	25,000	—	—
G. Michael Roark	20,384	*	20,384	—	—
Janet B. Johnson Trust #2 UAD 1/18/62(21)	20,383	*	12,230	—	—
Janet B. Johnson Trust #1 UAD 2/14/77(21)	20,383	*	8,153	—	—
Thomas S. Howland, Jr.	15,788	*	15,288	500	*

	Number of Shares			Number of Shares
	Beneficially Owned			Beneficially Owned
	Prior to the Offering		Shares to be	After the Offering
			Sold in the
Selling Shareholder	Shares	Percent(1)	Offering(2)	Shares(3)	Percent(1)

Robert Ezrin	15,288	*	15,288	—	—
Katherine B. Dickson	12,230	*	12,230	—	—
Glenbrook Capital, L.P.(22)	10,192	*	10,192	—	—
Edward A. Money(23)	10,192	*	5,096	—	—
Henry J. Underwood(24)	7,336	*	4,076	—	—
Susan W. McMillan Trust UAD 10/10/71(25)	6,115	*	6,115	—	—
Peninsular Corp.(26)	5,096	*	5,096	—	—
The Edward A. Money Corporation(27)	5,096	*	5,096	—	—
Leonard M. Herman Trust UAD 5/3/93(28)	4,892	*	4,892	—	—
Lucy H. Underwood Custody UUTMA IL(29)	3,260	*	1,630	—	—
Patrick T. Underwood Custody UUTMA IL(29)	3,260	*	1,630	—	—

Total			1,800,714

*	Less than one percent

(1)	The percentages shown in this column are calculated from the 16,445,643 shares of common stock outstanding on August 2, 2002.

(2)	Includes shares of common stock issuable upon exercise of warrants.

(3)	Assumes all shares registered herein are sold.

(4)	Includes:

•	193,926 shares beneficially owned by Mission Partners, L.P., of which 136,850 shares were owned separately from issuances related to our Series E Preferred Stock and which are not being registered as part of this offering. Mr. Geoffrey Nixon is the President of MCM Associates, which in turn is the general partner of Mission Partners, L.P.;

•	107,719 shares beneficially owned by Mayfair Capital, L.P., of which 80,200 shares were owned separately from issuances related to our Series E Preferred Stock and which are not being registered as part of this offering. Mr. Nixon is the President of MCM Capital LLC, which in turn is the general partner of Mayfair Capital L.P.;

•	44,305 shares beneficially owned by Liberty Nominees, Ltd., of which 32,075 shares were owned separately from issuances related to our Series E Preferred Stock and which are not being registered as part of this offering. Mr. Nixon is the investment manager of Liberty Nominees, Ltd.; and

•	17,946 shares beneficially owned by Horizon Offshore, Ltd., of which 12,850 shares were owned separately from issuances related to our Series E Preferred Stock and which are not being registered as part of this offering. Mr. Nixon is a director of Horizon Offshore, Ltd.

(5)	Includes:

•	132,500 shares beneficially owned by Hermes Partners, L.P., of which Mr. Paul Flather is the general partner; and

•	132,500 shares beneficially owned by Ultra Hermes Fund, Ltd, of which Mr. Paul Flather is the President.

(6)	Mr. William K. Jurika is Trustee of the Jurika Family Trust U/A 1989

(7)	Includes 113,385 shares held by Roth Capital Partners, LLC, and an additional 76,276 shares held directly by Mr. Gardner, of which 66,276 shares were owned separately from issuances related to our

Series E Preferred Stock and which are not being registered as part of this offering. Mr. Gardner disclaims beneficial ownership of all shares held by Roth Capital Partners, LLC, except to the extent of any indirect pecuniary interest in his distributive share therein.

(8)	Mr. G. Tilton Gardner is a managing director of Roth Capital Partners, LLC.

(9)	Mr. David Sims is a director of Belmont Park Investments, Inc.

(10)	Mr. Richard H. Morrison is trustee of the Richard H. and Laurie Morrison Living Trust, as well as the general partner of The Ascend Fund, L.P.

(11)	Mr. Jeffrey C. Edman is general partner of Active Site Partners, L.P.

(12)	Mr. Glenn C. Voyles is the manager of Lummi Island, LLC.

(13)	Mr. Paul S. Staka is the principal and managing member of Osiris Investment Partners.

(14)	Mr. Hakon Persen is the administrative director of Verdipapirfondet Fondsfinans Parmasi-Bioteknologi.

(15)	Ms. Novenia R. Baines is the trust officer for California Bank & Trust, agent for the Jonathan Andron Roth IRA.

(16)	Mr. Steven Birnbaum is President of Oxcal Venture Corporation, which is in turn a general partner of Oxcal Venture Fund, L.P.

(17)	Mr. Gregg Thompson Summerville is the registered holder for securities titled in the name of Fam & Co., Salin Bank & Trust Co.

(18)	Mr. Alejandro Gonzales is the legal representative of Mundial de Inversiones, S.A.

(19)	Mr. James R. Christensen and Ms. Jacquelyn S. Christensen are trustees of James R. Christensen TTEE & Jacquelyn S. Christensen TTEE or successor TTEE for Chistensen.

(20)	Mssrs. Joel C. Miller and Ramon J. Miller are trustees of The Miller Trust, Ramon J. Miller TTEE & Joel C. Miller TTEE.

(21)	Includes:

•	12,230 shares beneficially owned by the Janet B. Johnson Trust #2 UAD 1/18/62. Mr. Timothy B. Johnson is trustee of the Janet B. Johnson Trust #2 UAD 1/18/62; and

•	8,153 shares beneficially owned by the Janet B. Johnson Trust #1 UAD 2/14/77. Mr. Johnson is trustee of the Janet B. Johnson Trust #1 UAD 2/14/77.

(22)	Mr. John Perry Jr. is the chief financial officer of Glenbrook Capital, L.P.

(23)	Includes 5,096 shares beneficially owned by the Edward A. Money Corporation, and an additional 5,096 shares held directly by Mr. Edward A. Money. Mr. Money disclaims beneficial ownership of all shares held by the Edward A. Money Corporation, except to the extent of any indirect pecuniary interest in his distributive share therein. Mr. Edward A. Money is President of The Edward A. Money Corporation.

(24)	Includes 1,630 shares beneficially owned by the Lucy H. Underwood Custody UUTMA IL, 1,630 shares beneficially owned by the Patrick T. Underwood Custody UUTMA IL, and an additional 4,076 shares held directly by Mr. Henry J. Underwood. Mr. Underwood, who is the custodian of both of the Lucy H. Underwood Custody UUTMA IL and the Patrick T. Underwood Custody UUTMA IL, disclaims beneficial ownership of all shares held by the two entities.

(25)	Ms. Susan W. McMillan is trustee of the Susan W. McMillan Trust UAD 10/10/71.

(26)	Mr. Robert E. Cordes is President of the Peninsular Corp.

(27)	Mr. Edward A. Money is President of The Edward A. Money Corporation.

(28)	Mr. Leonard M. Herman is trustee of the Leonard M. Herman Trust UAD 5/3/93.

(29)	Includes:

•	1,630 shares beneficially owned by the Lucy H. Underwood Custody UUTMA IL. Mr. Henry J. Underwood is the custodian of the Lucy H. Underwood Custody UUTMA IL; and

•	1,630 shares beneficially owned by the Patrick T. Underwood Custody UUTMA IL. Mr. Underwood is the custodian of the Patrick T. Underwood Custody UUTMA IL.

PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling shareholders. We will not receive any of the proceeds of the sale of the common stock registered under this prospectus. The common stock may be sold from time to time to purchasers either:

•	directly by the selling shareholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concession or commissions from the selling shareholders to the purchasers of the common stock.

      The selling shareholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the shares of common stock to be made directly or through agents. The selling shareholders and any broker-dealers or agents, upon effecting the sale of any of the shares of common stock, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations thereunder. As a result, any profits on the sale of the common stock by the selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

      If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

•	in the over-the-counter market in accordance with the rules of Nasdaq;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	by pledge or by grant of security interest in the shares to secure debts and other obligations;

•	in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	a block trade in which the broker-dealer so engaged will attempt to sell shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a combination of any of the above transactions.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      Our common stock trades on the Nasdaq National market under the symbol “ABAX.” No assurance can be given as to the development of liquidity or any trading market for the common stock.

      We have agreed to pay the expenses incidental to the registration of the common stock under this registration statement. Expenses incurred by the selling shareholders in connection with the offering and sale of the common stock to the public, including commissions, fees and discounts of underwriters, broker-dealers and agents, will be borne by the selling shareholders. We have agreed to use our best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (1) the date when the selling shareholders have resold all of the shares of registered common stock pursuant to an effective registration statement or (2) the date on which all shares of our common stock held by the selling shareholders may be sold under Rule 144(k).

      To the extent required, this prospectus may be amended and/or supplemented from time to time to describe the specific plan of distribution. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

      Gray Cary Ware & Freidenrich LLP has issued an opinion about the legality of the shares for us.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended March 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

________________________________________________________________________________

      No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

Abaxis, Inc.

1,800,714 Shares of

Common Stock

PROSPECTUS

                    , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth all expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the Nasdaq listing fee.

Amount to
be Paid

Registration fee	$550
Printing expenses	6,000
Legal fees and expenses	80,000
Accounting fees and expenses	30,000
Transfer agent and registrar fees	2,500
Nasdaq listing fee	18,000
Miscellaneous expenses	12,950

Total	$150,000

Item 15.     Indemnification of Directors and Officers

      Our Articles of Incorporation (Exhibit 3.1) and Bylaws (Exhibit 3.2) provide that we shall indemnify our directors, officers, employees, and agents to the full extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. In addition, we have entered into separate indemnification agreements with our directors and officers which would require Abaxis, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to maintain directors’ and officers’ liability in reasonable amounts. We currently have directors’ and officers’ liability insurance in the amount of $4 million per occurrence or per year.

      These indemnification provisions may be sufficiently broad to permit indemnification of Abaxis’ officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.     Exhibits and Financial Statement Schedules

      The following exhibits are filed with this Registration Statement:

Exhibit
Number	Description of Document

3.1	Restated Articles of Incorporation(2)
3.2	By-laws(1)
3.3	Certificate of Determination for Series D Preferred Stock(3)
3.4	Certificate of Correction of the Certificate of Determination for Series D Preferred Stock(3)
3.5	Certificate of Determination for Series E Preferred Stock(5)
4.1	Securities Purchase Agreement for the sale of Series D Convertible Preferred Stock dated October 4, 2000(4)
4.2	Form of Warrant Agreement issued to purchasers of Series D Convertible Preferred Stock(3)
4.3	Securities Purchase Agreement for the sale of Series E Convertible Preferred Stock, dated March 29, 2002(5)
4.4	Registration Rights Agreement dated as of March 29, 2002 by and among Abaxis and purchasers of Abaxis’ Series E Preferred Stock(5)
4.5	Form of Warrant Agreement issued to purchasers of Series E Convertible Preferred Stock(5)
5.1	Opinion and Consent of Gray Cary Ware & Freidenrich LLP*
23.1	Independent Auditors’ Consent
23.2	Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney (see signature page).

(1)	Incorporated by reference from Registration Statement No. 33-44326 filed December 11, 1991.

(2)	Incorporated by reference to the exhibit filed with Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 1993.

(3)	Incorporated by reference to Abaxis’ Current Report on Form 8-K filed October 19, 2000.

(4)	Incorporated by referenced to Abaxis’ Amended Current Report on Form 8-K/A filed January 5, 2000.

(5)	Incorporated by reference to Abaxis’ Current Report on Form 8-K filed May 13, 2002.

* Previously Filed

Item 17.     Undertakings

      A.     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however that the undertakings set forth in paragraphs (A)(1)(i) and

(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, State of California, on December 24, 2002.

ABAXIS, INC.

BY:	/s/ CLINTON H. SEVERSON

Clinton H. Severson
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

      Each of the officers and directors of Abaxis, Inc. whose signature appears below hereby constitutes and appoints Clinton H. Severson and Alberto R. Santa-Ines, and each of them, his true and lawful attorneys and agents, each with full power of substitution, and each with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement, as amended, and to perform any acts necessary in order to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorney and agent to any and all such documents and all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ CLINTON H. SEVERSON Clinton H. Severson	Chairman of the Board, President and Chief Executive Officer	December 24, 2002

/s/ ALBERTO R. SANTA-INES Alberto R. Santa-Ines	Chief Financial Officer and Vice President, Finance	December 24, 2002

/s/ RICHARD J. BASTIANI, PH.D.* Richard J. Bastiani, Ph.D.	Director	December 24, 2002

/s/ BRENTON G.A. HANLON* Brenton G.A. Hanlon	Director	December 24, 2002

/s/ PRITHIPAL SINGH, PH.D.* Prithipal Singh, Ph.D.	Director	December 24, 2002

/s/ ERNEST S. TUCKER, M.D. III* Ernest S. Tucker, M.D. III	Director	December 24, 2002

*/s/ ALBERTO R. SANTA INES Alberto R. Santa Ines Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

3.1	Restated Articles of Incorporation(2)
3.2	By-laws(1)
3.3	Certificate of Determination for Series D Preferred Stock(3)
3.4	Certificate of Correction of the Certificate of Determination for Series D Preferred Stock(3)
3.5	Certificate of Determination for Series E Preferred Stock(5)
4.1	Securities Purchase Agreement for the sale of Series D Convertible Preferred Stock dated October 4, 2000(4)
4.2	Form of Warrant Agreement issued to purchasers of Series D Convertible Preferred Stock(3)
4.3	Securities Purchase Agreement for the sale of Series E Convertible Preferred Stock, dated March 29, 2002(5)
4.4	Registration Rights Agreement dated as of March 29, 2002 by and among Abaxis and purchasers of Abaxis’ Series E Preferred Stock(5)
4.5	Form of Warrant Agreement issued to purchasers of Series E Convertible Preferred Stock(5)
5.1	Opinion and Consent of Gray Cary Ware & Freidenrich LLP *
23.1	Independent Auditors’ Consent
23.2	Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney (see signature page)

(1)	Incorporated by reference from Registration Statement No. 33-44326 filed December 11, 1991.

(2)	Incorporated by reference to the exhibit filed with Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 1993.

(3)	Incorporated by reference to Abaxis’ Current Report on Form 8-K filed October 19, 2000.

(4)	Incorporated by referenced to Abaxis’ Amended Current Report on Form 8-K/ A filed January 5, 2000.

(5)	Incorporated by reference to Abaxis’ Current Report on Form 8-K filed May 13, 2002.

*	Previously Filed